Exhibit 3.47

CERTIFICATE OF INCORPORATION

OF

NBTY CAH Company

The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

FIRST: The name of the Corporation is

NBTY CAH COMPANY

SECOND: The address of the Corporation’s registered office in the State of Delaware is 15 E, North Street, in the City of Dover, County of Kent. The name of its registered agent at such address is Corporate Service Bureau Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock, and the par value of each such share is one cent ($.01).

FIFTH: The name and mailing address of the incorporator is John Patrick Paraschos, Esq., Assistant General Counsel, 90 Orville Drive, Bohemia, New York 11716.

SIXTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, I have signed this Certificate this 27th day of May, 2003.

/s/ John Patrick Paraschos
John Patrick Paraschos
Sole Incorporator